Exhibit 10.97

BUILDING MATERIALS HOLDING CORPORATION

MANAGEMENT RETENTION UNIT AGREEMENT

This Management Retention Unit Agreement (this “Agreement”) is granted on the 19th day of February, 2008 (the “Date of Grant”) by Building Materials Holding Corporation, a Delaware corporation (the “Company”) to Paul S. Street (“Grantee”).

1.    GRANT OF MANAGEMENT RETENTION UNITS.

(a)    The Company hereby, as of the Date of Grant, grants to Grantee an award of 50,000 management retention units (the “MRUs”). Each MRU represents Grantee’s right to receive a cash settlement, upon vesting, equal to the Fair Market Value of one share of the Company’s common stock, par value $.001 per share (the “Common Stock”), on the vesting date. For purposes of this Agreement, “Fair Market Value” means the average closing price of Common Stock over the five trading days before the applicable measurement date.

(b)    MRUs granted to Grantee will be credited to a Management Retention Unit Account, or “MRA,” which is a hypothetical account designated under Grantee’s name used solely for the purpose of tracking the value to be paid to Grantee upon the MRUs’ vesting dates.

2.    CERTAIN DEFINITIONS.

As used in this Agreement, the following terms shall have the meanings set forth below:

(a)    “Affiliate” shall mean a corporation or other entity controlled by, controlling or under common control with the Company.

(b)    “Business Unit” shall mean an entity, whether or not incorporated, more than fifty percent (50%) of the outstanding ownership interests of which are owned by the Company, directly or indirectly through one or more ownership chains where each link in the chain owns more than fifty percent (50%) of the outstanding ownership interests of the next link (either alone or together with other links in the same chain or another chain).

(c)    “Cause” shall mean (1) “Cause” pursuant to any individual employment agreement with the Company to which Grantee is a party that is then in effect, or (2) if there is no such individual employment agreement or if it does not define Cause, termination of Grantee’s employment by the Company or any of its Affiliates because of (A) conviction of or a plea of nolo contendre to a felony involving moral turpitude; (B) misappropriating any significant amount of funds or property of the Company; (C) attempting to obtain any significant personal profit from any transaction in which Grantee has an interest which is adverse to the interest of the Company, unless Grantee has first obtained consent from an officer of the Company; or (D) a pattern of gross dereliction of duty. The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company shall, unless otherwise provided in an individual employment agreement with Grantee, have the sole discretion to determine whether “Cause” exists and its determination shall be final.

Exhibit A to
Restricted Stock Agreement

(d)    “Change of Control” shall mean the occurrence of any of the following events:

(1)    Forty percent (40%) of the Company’s Common Stock Acquired by an Outsider. Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than (A) the Company or any of its Affiliates, (B) any trustee or other fiduciary holding stock under an employee benefit plan of the Company or any of its Affiliates, and (C) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s stock) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than forty percent (40%) of the Company’s then outstanding shares of Common Stock;

(2)    Members of the Board as of February 19, 2008 cease to constitute a majority of Directors. The following individuals cease for any reason to constitute a majority of the number of directors then serving on Board: individuals who, on February 19, 2008, constituted the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on February 19, 2008 or whose appointment, election or nomination for election was previously so approved or recommended;

(3)    Merger or Consolidation. There is consummated a merger or consolidation of the Company or any of its Affiliates with any other corporation or other entity in which the Company is not the continuing or surviving corporation or pursuant to which the Company’s Common Stock would be converted into cash or stock; provided, however, that the holders of the Company’s Common Stock immediately prior to the merger do not have the same proportionate ownership of the common stock of the surviving corporation immediately after such merger or consolidation;

(4)    Complete Liquidation or Disposition of more than 75% of the Company’s Assets. The stockholders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of assets having an aggregate book value at the time of such sale or disposition of more than seventy-five percent (75%) of the total book value of the Company’s assets on a consolidated basis (or any transaction having a similar effect), other than any such sale or disposition by the Company (including by way of spin-off or other distribution) to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned immediately following such sale or disposition by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

(5)    Disposition of a Business Unit. There is consummated the Disposition of a Business Unit; provided, however, that this clause (5) shall apply only to a Grantee who (A) immediately prior to the Disposition of a Business Unit were employed by (and on the payroll of) the Business Unit that was the subject of the Disposition of a Business Unit.

(e)    “Disposition of a Business Unit” means a sale or other disposition, however effected, of a Business Unit which is either:

(1)    A sale by the Company or any of its Affiliates of the then outstanding ownership interests of the Business Unit having more than 50% of the then existing voting power of all outstanding ownership interests of the Business Unit, whether by merger, consolidation or otherwise, unless after the sale the Company, any of its Affiliates, or any trustee or other fiduciary holding securities under an employee benefit plan of the Company, the Business Unit or any Affiliate, individually or collectively, directly or indirectly, owns the then outstanding ownership interests of the Business Unit having 50% or more of the then existing voting power of all outstanding ownership interests of the Business Unit;

(2)    The sale of all or substantially all of the assets of the Business Unit as a going concern; or

(3)    Any other transaction or course of action engaged in, directly or indirectly, by the Company, the Business Unit or any Affiliate, that has a substantially similar effect as the transactions of the type referred to in clause (1) or (2) above.

(f)    “Disability” shall mean either (1) Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(g)    “Good Reason” shall mean, without Grantee’s consent, the occurrence of any of the following circumstances unless such circumstances are fully corrected prior to the expiration of the thirty day period following delivery to the Company of Grantee’s notice of intention to terminate his or her employment for Good Reason describing the circumstances in reasonable detail:

(1)    A material diminution in Grantee’s base compensation;

(2)    A material diminution in Grantee’s authority, duties, or responsibilities;

(3)    A material diminution in the authority, duties, or responsibilities of the supervisor to whom Grantee is required to report, including a requirement that Grantee report to a corporate officer or employee instead of reporting directly to the Board;

(4)    A material diminution in the budget over which Grantee retains authority;

(5)    A material change in the geographic location at which Grantee must perform the services; or

(6)    Any other action or inaction that constitutes a material breach by the Company of its employment agreement with Grantee.

Grantee shall be deemed to have waived his rights to terminate his or her employment with the Company for circumstances constituting Good Reason if s/he shall not have provided to the Company a notice of termination within ninety days immediately following his or her knowledge of the circumstances constituting Good Reason.

3.    VESTING AND SETTLEMENT.

MRUs shall fully vest on the second anniversary of the Date of Grant, so long as Grantee has continuously performed service (whether as an employee, director or consultant for the Company or any of its Affiliates) (“Service”) from the Date of Grant to the vesting date. MRUs shall be settled in cash by the Company no later than 60 days after the applicable vesting date, provided, however, that if Grantee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A of the Code payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Grantee, and (ii) the date of Grantee’s death. Grantee shall be entitled, at his or her election, to defer the cash settlement of MRUs into the Company’s Deferred Compensation Plan, pursuant to the terms and conditions of such plan and provided that Grantee is eligible to participate in such plan.

The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

4.    TERMINATION EVENTS.

The following provisions shall apply to all MRUs granted hereunder upon termination of Grantee’s Service:

(a)    If Grantee’s Service is terminated due to Grantee’s death or Disability, all MRUs credited to Grantee’s MRA shall become immediately vested and settled in accordance with Section 3.

(b)    If the Company terminates Grantee’s Service without Cause, all unvested MRUs shall become immediately vested and settled in accordance with Section 3.

(c)    If Grantee voluntarily terminates Service under any circumstances, except as provided in Sections 4(a) or (d), or Grantee’s Service is terminated for Cause, all MRUs, whether vested or unvested, shall be immediately forfeited without settlement or payment of value.

(d)    If, in connection with or at any time following the occurrence of a Change in Control, Grantee is terminated without Cause or resigns for Good Reason, all unvested MRUs shall become immediately vested and settled in accordance with Section 3. In the event the Common Stock is no longer publicly traded as of the date Grantee is terminated or resigns pursuant to this Section 4(d), the “Fair Market Value” attributable to each MRU shall be determined by a nationally recognized valuation or investment banking firm selected by the board of directors (or similar governing body) of the Company or its successor.

5.    ADJUSTMENT OF MRUs.

Upon the occurrence of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, spin-off, repurchase, share exchange, dividend or distribution of stock, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding, the Committee shall make appropriate, equitable adjustments in the value of the MRUs described herein in order to prevent the dilution or enlargement of either Grantee’s rights hereunder or the value of the MRUs (determined immediately before and after such adjustment); provided, however, that no such adjustment shall be made to the extent that the Committee determines that such adjustment would result in the disallowance of a federal income tax deduction for compensation attributable to the MRUs under Section 162(m) of the Code, if applicable.

6.    UNFUNDED STATUS OF MRUs.

MRUs are an unfunded obligation of the Company to pay compensation in the future. Neither the grant nor vesting of MRUs hereunder, nor the taking of any other action in respect of MRUs, shall give Grantee rights that are greater than those of a general creditor of the Company; provided, however, that the Company may create a trust or make other arrangements to meet its obligations in respect of MRUs, which trusts or other arrangements shall be consistent with the status of MRUs as an unfunded obligation, unless the Committee otherwise determines with the consent of Grantee.

7.    CLAIMS; NOTICES.

(a)    Any claim that Grantee makes for benefits relating to MRUs shall be filed in writing with the Committee. Written notice of the disposition of the claim shall be delivered to Grantee within 60 days after filing. If the claim is denied, the reasons shall be set forth in a statement delivered to Grantee. The filing of a claim in accordance with this Section 7 shall be a condition precedent to the initiation of any legal proceeding with respect to such claim.

(b)    All notices or other communications made or given in respect off MRUs shall be in writing and shall be sufficiently made or given if hand-delivered or mailed by certified mail addressed to Grantee at the address contained in the records of the Company, or to the Company attention of the Committee at the Company’s principal office.

8.    ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between Grantee and the Company relating to this subject matter. No other prior or contemporaneous agreements, promises, representations, covenants, warranties, or any other undertaking whatsoever respecting such matters shall be deemed in any way to exist or to bind any of the parties. Grantee acknowledges and agrees that s/he has not executed this Agreement in reliance on any such other agreement, promise, representation, covenant, warranty, or undertaking. The Agreement may not be orally modified. All modifications must be agreed to in writing and signed by both parties.

9.    SETOFF.

The Company may, to the extent permitted by law, deduct from and set off against its obligations to Grantee from time to time, (including without limitation amounts payable in connection with settlement of MRUs, as wages or benefits or other form of compensation), any amounts that Grantee owes to the Company or any of its Affiliates for any reason whatsoever. Grantee shall remain liable for any portion of Grantee’s obligation not satisfied by such setoff. By accepting the MRUs granted hereunder, Grantee agrees to any deduction or setoff under this Section 9.

10.   TRANSFERABILITY AND ALIENATION.

Except insofar as may otherwise be required by law or Section 9 above, no amount payable at any time pursuant to this award of MRUs shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind, nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void. If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable pursuant to this award of MRUs, or any part thereof, or if by reason of his or her bankruptcy or other event happening at any such time such amount would be made subject to his or her debts or liabilities or would otherwise not be enjoyed by him or her, then the Company, if it so elects, may direct that such amount be withheld and that the same or any part thereof be paid or applied to or for the benefit of such person, his or her spouse, children or other dependents, or any of Grantee’s heirs, in such manner and proportion as the Company may deem proper.

11.   NO EMPLOYMENT, CONTINUED SERVICE OR EQUITYHOLDER RIGHTS.

This Agreement shall not give Grantee any right to remain employed by the Company or any of its Affiliates, nor shall it provide Grantee with any rights to any other form of service (such as a consultant or director) with any of the foregoing entities. The Company reserves the right to terminate the employment or service of Grantee at any time, and for any reason or no reason, subject to applicable laws and any employment or other agreement. Grantee shall not have the rights of an equityholder of the Company as a result of the grant or vesting of MRUs.

12.   COMMITTEE AUTHORITY

The Agreement shall be administered by the Committee. The Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Agreement, including, without limitation, the following: (a) accelerate the exercisability of the MRUs, (b) determine whether, and the extent to which, adjustments are required pursuant to Section 5, (c)  verify the extent of satisfaction of any conditions applicable to the vesting of the MRUs, (d) interpret and construe the terms and conditions of the award of MRUs hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company and (e) to make all other determinations deemed necessary or advisable for the administration of the award of MRUs hereunder. All decisions, determinations and interpretations by the Committee regarding the terms and conditions of or operation of the award of MRUs hereunder shall be final and binding on Grantee and his or her beneficiaries, heirs, assigns or other persons holding or claiming rights under the MRUs. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations, including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as the Committee may select. The Committee shall not be liable for any determination or action taken in good faith with respect to the MRUs granted hereunder. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Agreement in the manner and to the extent it shall deem desirable to effectuate the purposes of this Agreement. The Committee may delegate any or all aspects of the day-to-day administration of the Agreement to one or more officers or employees of the Company or any Affiliate, and/or to one or more agents.

IN WITNESS WHEREOF, the Company has caused this Management Retention Unit Agreement to be duly executed by its officers thereunto duly authorized, and Grantee has hereunto set his or her hand as of the date first above written.

BUILDING MATERIALS HOLDING CORPORATION

By:
Name:	Robert E. Mellor
Title:	Chairman & Chief Executive Officer

Acknowledged receipt of and agreement with the terms of the grant of Management Retention Units as set forth above.

GRANTEE:

Signed:
Paul S. Street